Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated March 15, 2023 with respect to the audited financial statements of AI TRANSPORTATION ACQUISITION CORP (the “Company”) as of December 31, 2022 and February 15, 2023 and the related statements of operations, stockholders’ deficit, and cash flow for the period from May 9, 2022 (inception) through December 31, 2022 and the period from January 1, 2023 through February 15, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
March 15, 2023